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40 Valley Stream Parkway
Malvern, PA 19355

Phone: (610) 296-8877
Fax: (610) 296-7371

Internet: www.sanchez.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        You are invited to attend the Sanchez Computer Associates, Inc. 2003 Annual Meeting of Stockholders.

DATE:	Thursday, May 22, 2003
TIME:	2:00 p.m. Eastern Daylight Time (EDT)
PLACE:	The Desmond Great Valley Hotel and Conference Center One Liberty Boulevard Malvern, PA 19355 (610) 296-9800
DIRECTIONS:	Included on the last page

        No admission tickets are required. If you cannot attend the meeting in person, you may listen to the meeting over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to this Web site approximately 15 minutes early to register and download any necessary audio software.

        Only stockholders who owned stock at the close of business on March 21, 2003 can vote at this meeting or any adjournments that may take place.

        At the meeting, we will elect 10 directors and attend to any other business properly presented at the meeting. We also will report on our 2002 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments and meet representatives from our senior management team.

        We consider your vote important, no matter how many shares you hold, and we encourage you to vote as soon as possible.

        The proxy statement, accompanying proxy card and 2002 annual report are being mailed to stockholders beginning April 14, 2003, in connection with the solicitation of proxies by the Board of Directors.

        Sincerely,

Michael A. Sanchez Chairman of the Board	Carl Sottosanti Corporate Secretary

April 14, 2003

QUESTIONS AND ANSWERS

Q:
Why am I receiving this proxy statement?

A:
The Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of Sanchez common stock. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

  The notice of Annual Meeting, proxy statement and proxy are being mailed to stockholders on or about April 14, 2003.

Q:
Who is entitled to vote?

A:
Stockholders of record as of the close of business on March 21, 2003, may vote at the Annual Meeting.
Q:
How many shares can vote?

A:
On March 21, 2003, there were 26,774,802 shares issued and outstanding. Every stockholder may cast one vote for each share owned.
Q:
What may I vote on?

A:
You may vote on the election of 10 directors who have been nominated to serve on our Board of Directors.
Q:
How does the Board recommend I vote on the proposal?

A:
The Board recommends a vote FOR each Board nominee.
Q:
How do I vote?

A:
Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the prepaid envelope provided. If you sign your proxy card, but do not mark any boxes showing how you wish to vote, Michael A. Sanchez, Frank R. Sanchez and Joseph F. Waterman (or any substitutes that they may appoint), will vote your shares as recommended by the Board of Directors.
Q:
What if I want to change my vote?

A:
You may change your vote at any time before the meeting in any of the following three ways:

1.
Notify our Corporate Secretary, Carl Sottosanti, in writing,

2.
Vote in person at the meeting, or

3.
Submit a proxy card with a later date.
Q:
What if I hold my shares in a brokerage account?

A:
If you hold your shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them, describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

1.
By telephone,

2.
Via the Internet, or

3.
By returning the form to your broker.

  Remember, if you vote by telephone or the Internet, do not return your voting instruction form. Your vote by telephone or the Internet will help us save money.

  If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:
How will directors be elected?

A:
The 10 nominees who receive the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.
Q:
Who will count the votes?

A:
A representative of Mellon Investor Services LLC, our transfer agent, will count the votes and act as the judge of election.
Q:
What does it mean if I get more than one proxy card?

A:
Your shares may be registered differently or may be in more than one account. We encourage you to have all accounts registered in the exact same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent:

  Mellon Investor Services LLC
  Overpeck Centre
  85 Challenger Road
  Ridgefield Park, NJ 07660
  Toll-free telephone: 1-800-851-9677

  If you provide Mellon Investor Services with photocopies of the proxy cards that you receive, or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

  You also can find information on transferring shares and other useful stockholder information on their Web site at www.mellon-investor.com.

Q:
What is a quorum?

A:
A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.
Q:
What is the effect if I abstain or fail to give instructions to my broker?

A:
If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director or a particular proposal.

  Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when brokers or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, brokers and other nominees may vote those shares on routine matters, such as the election of directors.

Q:
Who can attend the meeting?

A:
All stockholders are encouraged to attend the meeting. Admission tickets are not required.
Q:
What if I can't attend the meeting?

A:
If you cannot attend the meeting in person, you may listen to the proceedings over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to this Web site approximately 15 minutes early to register and download any necessary audio software. If you cannot listen to the live broadcast, Vcall will have a replay of the meeting available on its Web site beginning immediately after the meeting and a transcript of the meeting available by approximately May 25, 2003.

Q:
Are there any expenses associated with collecting the stockholder votes?

A:
We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time.
Q:
What is a stockholder proposal?

A:
A stockholder proposal is a recommendation or requirement that Sanchez or our Board of Directors take action on a matter that you intend to present at a meeting of stockholders. However, under applicable rules, we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.
Q:
Can anyone submit a stockholder proposal?

A:
To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.
Q:
If I wish to submit a stockholder proposal for the Annual Meeting in 2004, what action must I take?

A:
If you wish us to consider including a nomination for the election of a director or any other stockholder proposal in the proxy statement for the Annual Meeting in 2004, you must submit the proposal, in writing, so that our Corporate Secretary receives it no later than [December 28, 2003]. The proposal must meet the requirements established by the SEC and set forth in the Company's Bylaws. Send your proposal to:

  Carl Sottosanti
  Corporate Secretary
  Sanchez Computer Associates, Inc.
  40 Valley Stream Parkway
  Malvern, PA 19355

  In connection with the 2004 Annual Meeting of Stockholders, and in accordance with the Company's Bylaws, in order for a stockholder to bring any business before an annual meeting you must deliver a notice to the Company (containing certain information specified in the Bylaws) not earlier than February 21, 2004, or later than March 23, 2004. In the event that we receive notice of your stockholder proposal within such time frame, then so long as we include in our proxy statement for the 2004 Annual Meeting advice on the nature of the matter and how the named management proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders will be allowed to use their discretionary authority with respect to your proposal, except to the extent limited by the SEC's rules governing stockholder proposals.

Q:
Can a stockholder nominate someone to be a director?

A:
We will consider qualified candidates recommended by our stockholders. You should submit your recommendation, including a detailed statement of the individual's qualifications, to our Corporate Secretary at the address shown in the preceding question.
Q:
Who are the largest stockholders of Sanchez?

A:
As of March 21, 2003, Safeguard Scientifics beneficially owned 23.5% of our shares, Michael Sanchez, our chairman, beneficially owned 13.4%, Frank Sanchez, our CEO, beneficially owned 6.2%, and Wellington Management, an institutional investor, beneficially owned 5.6%. Other directors and executive officers beneficially owned a total of an additional 6.3% of our common stock. As of March 21, 2003, no other stockholder owned more than 5% of our stock.

ELECTION OF DIRECTORS
Item 1 on Proxy Card

        Directors are elected annually and serve a one-year term. There are 10 nominees for election this year. Each nominee is currently serving as a director. Each nominee has consented to serve until the next Annual Meeting if elected. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

The Board recommends a vote FOR each nominee. The 10 nominees who receive the highest number of affirmative votes will be elected as directors.

        MICHAEL A. SANCHEZ    Director since 1979

        Age 45

        Michael Sanchez founded Sanchez Computer Associates in 1979. Under his leadership, the Company has become a leading global developer, distributor and marketer of financial services software to financial institutions in 21 countries. Mr. Sanchez guided the Company through its initial IPO in December 1996, and played a pivotal role in the Company's global expansion in the early 1990s. In 1999, Mr. Sanchez established Sanchez Data Systems Inc. (SDSI), a wholly owned subsidiary of Sanchez and now the Company's outsourcing operation. Mr. Sanchez serves on the board of directors for the Pennsylvania State University at Great Valley, Pa. and eMoney Advisor, developers of Web-enabled financial planning systems. Mr. Sanchez also serves as chairman of the board of Sanchez Capital Services Inc., a joint venture between Capital Services Group of India and Sanchez Computer Associates. Mr. Sanchez holds two U.S. and foreign patents on technologies relating to computer interconnectivity. Mr. Sanchez is the brother of Frank R. Sanchez.

        FRANK R. SANCHEZ    Director since 1980

        Age 46

        Mr. Frank Sanchez has been the chief executive officer since April 1999 and previously was president and chief operating officer of the Company since 1994. In his capacity as chief executive officer, Mr. Sanchez is responsible for the overall strategic direction and performance of the Company. Mr. Sanchez also oversees a senior management team that directs the Company's four principal business units—banking solutions, wealth management, outsourcing and global services. He was the principal architect of the Company's integrated banking solutions and continues to be responsible for providing the overall direction of the product suite and technical strategy. From 1980 until 1994, Mr. Sanchez was executive vice president in charge of technology and product development. Mr. Sanchez is a director of Transaction Systems Architects Inc. Mr. Sanchez is the brother of Michael A. Sanchez.

        JOSEPH F. WATERMAN    Director since 2000

        Age 51

        Mr. Waterman has served as president and chief operating officer of Sanchez since April 1999 and is responsible for the internal operations of the Company. He leads a senior management team that directs the Company's sales, marketing, finance, legal, human resources, investor relations and information technology infrastructure. Mr. Waterman joined the Company in 1992 as a senior vice president and chief financial officer. Prior to joining Sanchez, Mr. Waterman was employed by Safeguard Scientifics, Inc. for 13 years.

        LAWRENCE CHIMERINE    Director since 1987

        Age 62

        Dr. Chimerine is president of Radnor International Consulting, Inc., an economic consulting company. He served as chairman, chief executive officer and chief economist of Chase Econometrics and the WEFA Group between 1979 and 1990. Prior to that, he was chief U.S. economist for The IBM Corporation. He also served as managing director of the Economic Strategy Institute in Washington, D.C. between 1993 and 1999. Dr. Chimerine is a director of Franklin Bank and Murex Investments, and is a partner with Strategic Capital Advisors. He is also a co-founder and director of Grandparents.com.

        WILLIAM M. FENIMORE, JR.    Director since 2001

        Age 59

        Mr. Fenimore is the president of Fenimore and Associates, a consulting firm. Mr. Fenimore was the chief executive officer of Integrion Financial Network, a developer and provider of electronic banking technologies and services for a consortium of large banks in the United States. Previously, he was the group executive vice president, chief technology and strategic planning officer of Meridian Bancorp. Mr. Fenimore held several senior management positions during his career of 29 years with CoreStates Financial Corp.

        FREDERICK J. GRONBACHER    Director since 2001

        Age 61

        Prior to retiring in January 2000, Mr. Gronbacher was the chief executive officer of PNC Consumer Bank. He also served as chief executive officer of PNC Credit Card, PNC National Bank and PNC Insurance. In September 1993, he joined the Management Committee as executive vice president of PNC Bank Corp.

        ALEX W. HART    Director since 1998

        Age 62

        Since 1998, Mr. Hart has served as an independent consultant. Before 1998, Mr. Hart served as chief executive officer of Advanta Corp., a consumer and small business service company that he joined in March 1994. Before joining Advanta Corp., Mr. Hart had been president and chief executive officer of MasterCard International, Inc., a worldwide association of over 29,000 member financial institutions. Mr. Hart is a director of Fair Isaac Corporation, Silicon Valley Bancshares, Global Payments, Inc. and Actrade Financial Technologies.

        THOMAS C. LYNCH    Director since 1996

        Age 61

        Mr. Lynch is employed by The Staubach Company as senior vice president. Prior to joining The Staubach Company, Mr. Lynch served for two years as president and chief operating officer of CompuCom Systems located in Dallas, Texas, and four years as senior vice president of Safeguard Scientifics. In 1995, he retired from a 31-year career of Naval Service with the rank of Rear Admiral. Naval service included commander of the Eisenhower Battle Group during Desert Shield and superintendent of the U.S. Naval Academy. Mr. Lynch is a director of Basic Engineering Concepts & Technologies, Inc. (BecTech), Mikros Systems Corporation, and a trustee of the U.S. Naval Academy Foundation.

        JAMES R. STOJAK    Director since 1999

        Age 56

        Since 2000, Mr. Stojak has served as an independent consultant. Before 2000, Mr. Stojak served as an executive vice president of Citigroup, where he led Citigroup's global consumer operations and technology. From 1990 through 1996, Mr. Stojak was senior vice president and chief operating officer of Citibank's Europe/North America credit card business. He also served as chairman of Citibank (South Dakota), N.A. and as a director of Citibank (Nevada), N.A. Prior to Citigroup, Mr. Stojak held executive positions with Wells Fargo Bank and Continental Illinois National Bank.

        GARY C. WENDT    Director since 1999

        Age 61

        Mr. Wendt has served as chairman of Conseco, Inc. since 2000. He served as the chief executive officer of Conseco from June 2000 until September 2002 (Conseco filed for Chapter 11 bankruptcy in December 2002). Mr. Wendt is the former president, chairman and chief executive officer of GE Capital Services. During his 15-year tenure as GE Capital's leader, the company became General Electric's largest business activity. Mr. Wendt is an advisory director of Internet Capital Group, Inc. He is a member of the National Board of Governors Boys & Girls Clubs of America and is active in many other charitable organizations.

BOARD OF DIRECTORS—ADDITIONAL INFORMATION

Board Meetings:

        The Board of Directors held 7 meetings in 2002. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member, with the exception of Mr. Wendt, who attended 57% of the meetings.

Board Compensation for Outside Directors:

Cash Compensation

        An annual retainer of $10,000 is paid at the beginning of each year (such year to begin on the date of the Annual Meeting of Stockholders). The outside directors also have the option to take the annual retainer in stock.

        A meeting fee of $1,250 is paid for attendance at each meeting (for Sanchez and Sanchez Data Systems Inc. Board Meetings). Outside directors also have the option to take the meeting fee payment in stock.

        A telephone meeting fee of $500 is paid to outside directors for participating in entire regular quarterly meetings (no fees are payable for special board meetings).

Expenses

        Directors receive reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings or other Company business.

Equity Compensation

        Options for 15,000 shares of Sanchez common stock were granted to each outside director during the current board term (which began on the date of the last Annual Meeting of Stockholders) at the market price on the date of grant. The options vest ratably over three years.

BOARD COMMITTEE MEMBERSHIP ROSTER AS OF DECEMBER 31, 2002

	Audit	Compensation	Corporate Governance / Nominating
Meetings held in 2002	9	2	0
Michael A. Sanchez
Frank R. Sanchez
Lawrence Chimerine		X
William M. Fenimore, Jr.	X
Frederick J. Gronbacher	X	X
Alex W. Hart
John D. Loewenberg	X
Thomas C. Lynch		X	X
James R. Stojak	X		X
Joseph F. Waterman
Gary C. Wendt			X

Audit Committee

  •
  Reviews and evaluates the integrity of the financial statements of the Company.

  •
  Selects the independent auditors and evaluates their qualifications, performance and independence.

  •
  Considers and reviews the effectiveness of the Company's internal controls and independent auditors.

  •
  Monitors the compliance by the Company with legal and regulatory requirements.

  •
  Each member of the Audit Committee is independent pursuant to applicable laws and listing standards.

Compensation Committee

  •
  Coordinates the Board's role in establishing performance criteria for the CEO and the SEC Reporting Officers.

  •
  Reviews and approves the annual salary, bonus, stock options and other benefits of the CEO (in executive session) and the SEC Reporting Officers.

  •
  Reviews and recommends to the Board new executive compensation programs.

  •
  Reviews and approves management recommendations on option grants or blocks of options to be distributed to the general employee population.

  •
  Administers and interprets the 1995 Equity Compensation Plan.

Corporate Governance / Nominating Committee

  •
  Reviews and makes recommendations to the Board regarding Board organization, membership, function and effectiveness.

  •
  Evaluates the performance of the Board as a whole, the Committees and the individual directors.

  •
  Ensures a new director's orientation.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of March 21, 2003, with respect to the beneficial ownership of shares of common stock of the Company by each person who is known to the Company to be the beneficial owner of more than five percent of the common stock of the Company, by each director or nominee for director, by each of the executive officers named in the Compensation Table contained elsewhere in this proxy statement, and by all directors and executive officers as a group.

Name	Outstanding Shares Beneficially Owned	Options Exercisable Within 60 Days	Shares Beneficially Owned Assuming Exercise of Options	Percent of Shares
Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087-1945	6,288,184	—	6,288,184	23.5%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,509,600	—	1,509,600	5.6%
Michael A. Sanchez 40 Valley Stream Parkway Malvern, PA 19355	3,391,189	218,905	3,610,094	13.4%
Frank R. Sanchez 40 Valley Stream Parkway Malvern, PA 19355	1,418,220	267,635	1,685,855	6.2%
Lawrence Chimerine	96,413	16,667	113,080	*
Frederick J. Gronbacher	4,433	16,667	21,100	*
Alex W. Hart	12,413	55,467	67,880	*
William M. Fenimore, Jr.	3,413	11,667	15,080	*
John D. Loewenberg	5,513	53,467	58,980	*
Thomas C. Lynch	13,666	16,667	30,333	*
James R. Stojak	3,228	40,134	43,362	*
Gary C. Wendt	—	40,134	40,134	*
Joseph F. Waterman	456,904	91,935	548,839	2.0%
Richard Phillimore	—	33,126	33,126	*
Michael D. S. Harris	500	60,418	60,918	*
Executive officers and directors as a group	5,743,352	1,237,551	6,980,903	24.9%

*
Less than 1% of our outstanding shares of common stock

        Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with his spouse) except as follows:

Safeguard Scientifics	Shares are held of record by wholly owned subsidiaries of Safeguard as follows: Safeguard Scientifics (Delaware), Inc.—5,470,584 shares; Safeguard Delaware, Inc.—817,600 shares. This amount does not include 695,000 shares which have been pledged to Safeguard as collateral for a loan it provided to a former officer. Safeguard disclaims beneficial ownership of these shares.
Wellington Management	Wellington Management, a registered investment adviser, is the beneficial owner as a result of acting as investment adviser to various clients. This disclosure is based on information contained in a report as of December 31, 2002 on Schedule 13G filed with the Securities and Exchange Commission.
Michael A. Sanchez	Includes 198,000 shares held in custodial accounts for three minor children and 90,000 shares held by his spouse.
Joseph F. Waterman	Includes 3,996 shares held by his spouse, 1,200 shares held in custodial accounts for two minor children, and 1,054 shares held in a spousal trust.

        Section 16(a) Beneficial Ownership Reporting Compliance:    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on our review of the copies of such reports furnished to the Company and written representations of persons required to file such reports, that no other reports were required to be filed during the fiscal year ended December 31, 2002, and applicable Section 16(a) filing requirements were complied with, except for the late filing of a Form 4 by Michael Sanchez.

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total return on our common stock for the period December 31, 1997, through December 31, 2002, with the cumulative total return on the Nasdaq Index and the peer group index for the same period. The peer group consists of Nasdaq companies with SIC Code 737—Computer Programming and Data Processing Services. The comparison assumes that $100 was invested on December 31, 1997, in our common stock and in each of the comparison indices, and assumes reinvestment of dividends. We have historically reinvested earnings in the growth of our business and have not paid cash dividends on our common stock.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

        We are in a highly competitive industry. To succeed, we must be able to:

  •
  attract and retain qualified employees,

  •
  promote among them the economic benefits of stock ownership in our Company, and

  •
  motivate and reward employees who, by their hard work, loyalty, and exceptional service, make contributions of special importance to the success of our business.

COMPENSATION STRUCTURE

        The compensation of our executives consists of:

  •
  base pay,

  •
  cash incentives, and

  •
  stock options.

Base Pay

        Base pay is established initially for new executives on the basis of subjective factors, including experience, individual achievements, and the level of responsibility to be assumed. Salary increases are awarded on an annual cycle effective April 1, based on subjective factors, including:

  •
  an executive's increased levels of individual responsibility,

  •
  maintaining an appropriate scale among our executives based on relative positions and responsibilities,

  •
  the competitiveness of the labor market in the technology sector, and

  •
  general levels of inflation.

        Mr. Frank Sanchez's 2002 base pay.    There was no increase in Mr. Sanchez's base salary for 2002, however, he did participate in the variable compensation plan described below.

        Other highly compensated executives' 2002 base pay.    Base pay for 2002 was determined by considering the subjective factors previously discussed.

Cash Incentives

        Cash incentives may be awarded at the discretion of the Compensation Committee. Cash incentives are intended to motivate executives to achieve and exceed not only the targeted tasks and objectives determined for each executive according to his or her functional responsibilities within the organization, but also our annual performance targets and strategic objectives as defined in our annual strategic plan.

        Mr. Frank Sanchez's 2002 cash incentive.    Mr. Sanchez was awarded no cash incentive for 2002.

        Other highly compensated executives' 2002 cash incentive.    Typically, cash incentives are determined by considering corporate performance and other subjective factors. No cash incentives were awarded in 2002, however, the Company paid out variable compensation as described below.

Variable Compensation Plan

        The Sanchez Computer Associates, Inc. Variable Compensation Plan (the Plan) was implemented in July 2002, to provide employees with the ability to contribute to the reduction of the organization's expenses. In return for voluntarily putting a percentage of their pay at risk through December 31, 2002, participating employees were eligible to receive a greater award tied directly to the Company's pre-tax earnings. If the Company exceeded its targeted goals for the second half of 2002, participating employees were eligible to receive a multiple of the amount put at risk. If the Company did not exceed its pre-tax earnings target, no variable compensation would have been paid under the plan. Approximately 200 employees voluntarily elected to participate in the Plan and approximately $425,000 in compensation was put at risk. As a result of the Company's financial results, a payout of approximately $990,000 was made in February 2003.

Stock Options

        Our Equity Compensation Plan is designed to attract, retain and reward employees who make significant contributions toward achievement of our financial and operational objectives. Grants under the Plan align the interests of our executives and employees with the long-term interests of our stockholders and motivate executives and employees to remain in our employ. These periodic grants are awarded subjectively, based on a number of factors, including the achievement of our financial and strategic objectives, the individual's contributions toward the achievement of our financial and operational objectives, and the amount and term of options already held by each individual.

        2002 Stock Option Awards.    The Compensation Committee granted stock options during 2002 to certain of its new executives and employees and also granted options to certain existing executives and employees during 2002. The relative number of options granted to new executives and employees was based on each person's responsibilities and contributions.

IRS Limits on Deductibility of Compensation

        The Compensation Committee is aware that Internal Revenue Code section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the compensation tables that is not "performance based" as defined in section 162(m). The Compensation Committee believes that annual levels of executive compensation that are not performance based are not likely to exceed one million dollars in the foreseeable future.

Employment Contracts

        John McLeod, the President of Sanchez's Wealth Management subsidiary, has a three-year employment agreement with the subsidiary, beginning on July 3, 2002. Mr. McLeod's annual salary is $275,000 (CAD) and he is entitled to receive 20 months of base salary if he is terminated for some reason other than cause. The employment contract also contains typical confidentially, non-compete and non-solicitation terms. Such employment agreements are a common practice for senior executives in Canada and the severance obligations are consistent with Canadian statutory and common law obligations.

By the Compensation Committee:

Frederick J. Gronbacher, Chairman Lawrence Chimerine Thomas C. Lynch

EXECUTIVE COMPENSATION
Cash and Non-Cash Compensation Paid to Certain Officers

        The following table sets forth, with respect to services rendered during fiscal years 2002, 2001, and 2000, the total compensation paid by the Company to the Company's chief executive officer and the four highest paid executive officers other than the chief executive officer whose total annual salary and bonus exceeded $100,000 during 2002.

Summary Compensation Table

Long-Term Compensation
Awards
Annual Compensation(1)
Securities Underlying Options/ SARS (#)
Name and Principal Position	Year	Salary ($)	Bonus($)(2)		Other Annual Compensation ($)(3)		Restricted Stock Awards ($)			All Other Compensation ($)(4)
Michael A. Sanchez Chairman	2002 2001 2000	$322,174 332,694 268,268	$	— — 150,000	$68,133 — —		$	— — —	112,500 61,500 15,000	$6,000 5,100 8,048
Frank R. Sanchez Chief Executive Officer	2002 2001 2000	$320,833 331,248 268,746	$	— — 150,000	$68,133 — —		$	— — —	150,000 76,500 15,000	$6,000 5,100 8,062
Joseph F. Waterman President and COO	2002 2001 2000	$234,375 242,500 215,000	$	— — 75,000	$36,500 — —		$	— — —	75,000 50,000 15,000	$5,414 5,100 6,450
Richard Phillimore Senior Vice President, Marketing(5)	2002 2001	$246,875 149,665	$	— —	$7,300 18,009	(6)	$	— —	37,500 65,000	$6,000 —
Michael D.S. Harris President, Banking Solutions(7)	2002 2001 2000	$210,833 215,000 116,590	$	— — 50,000	$21,413 — —		$	— — —	45,000 50,000 20,000	$4,950 3,300 —

(1)
Includes compensation that has been deferred by the top five officers under defined contribution plans.

(2)
Includes amounts paid or accrued related to the corresponding year.

(3)
These amounts were accrued/paid pursuant to the 2002 Variable Compensation Plan.

(4)
Represents a contribution under our 401(k) plan.

(5)
Mr. Phillimore's employment commenced in May 2001.

(6)
Includes amounts paid for relocation and living expenses for Mr. Phillimore.

(7)
Mr. Harris' employment commenced in April 2000.

2002 Stock Option/SAR Grants

Individual Grants(1)
	Number of Securities Underlying Options/ SARs Granted(#)		% of Total Options/ SARS Granted to Employees in Fiscal Year				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name					Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Michael A. Sanchez	75,000 37,500	(3) (4)	3.3 1.5	% %	$6.740 2.175	2/20/2010 7/24/2010	$241,354 38,942	$578,084 93,274
Frank R. Sanchez	100,000 50,000	(3) (4)	4.0 2.0	% %	$6.740 2.175	2/20/2010 7/24/2010	$321,805 51,923	$770,779 124,365
Joseph F. Waterman	50,000 25,000	(3) (4)	2.0 1.0	% %	$6.740 2.175	2/20/2010 7/24/2010	$160,902 25,962	$385,389 62,183
Richard Phillimore	25,000 12,500	(3) (4)	1.0 0.5	% %	$6.740 2.175	2/20/2010 7/24/2010	$72,548 11,546	$170,804 27,118
Michael D.S. Harris	30,000 15,000	(3) (4)	1.2 0.6	% %	$6.740 2.175	2/20/2010 7/24/2010	$91,748 13,855	$217,956 32,541

(1)
All options have an exercise price equal to or greater than the fair market value of the shares subject to each option on the grant date. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same day sales (that is, a cashless exercise through a broker). The Compensation Committee, upon exercise of an option may elect to pay an individual, in cash or in common stock, the difference between the exercise price and the fair market value on the exercise date. The committee may modify the terms of outstanding options, including acceleration of the exercise date.

(2)
These values assume that the shares appreciate at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of our future stock price growth. Executives will not benefit unless the common stock price increases above the stock option exercise price. The expiration date shown is the last date when the final vested portion of each option may be exercised.

(3)
These options vest thirty-three and one third percent each year commencing on the first anniversary of the grant. Each vested segment of these options has a five-year term from the date it first becomes exercisable.

(4)
These options vest twenty-five percent at the time of grant and each year commencing on the first anniversary of the grant. Each vested segment of these options has a five-year term from the date it first becomes exercisable.

2002 Stock Option Exercises and Year-End Stock Option Values

Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)
Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End($)(1)(2)
Name	Shares Acquired on Exercise (#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael A. Sanchez Sanchez options SDSI options	— —	— —	200,675 33,333	149,125 —	$86,388 —	$22,500 —
Frank R. Sanchez Sanchez options SDSI options	— —	— —	208,801 50,000	193,499 —	$88,888 —	$30,000 —
Joseph F. Waterman Sanchez options SDSI options	— —	— —	58,602 16,667	107,082 —	$5,000 —	$15,000 —
Richard Phillimore Sanchez options	—	—	24,792	77,708	$2,500	$7,500
Michael D. S. Harris Sanchez options	—	—	33,751	81,249	$3,000	$9,000

(1)
Sanchez option value is calculated using the difference between the option exercise price and the high/low average price on December 31, 2002, multiplied by the number of shares subject to an option.

(2)
SDSI option value is calculated using the difference between the option exercise price and the last valuation of SDSI common stock established by the SDSI Board of Directors during 2000, multiplied by the number of shares subject to an option.

Relationships and Related Transactions with Management and Others

        During 2001, the Company loaned $130,000 to Mr. Todd Pittman, the Company's Chief Financial Officer, for the purchase of Company stock. The three-year loan, for which Mr. Pittman is personally liable, is secured by the Company stock purchased by Mr. Pittman, and bears interest at a rate of 4.63% per annum. On September 30, 2002, Mr. Pittman repaid $11,097 in principal and has a balance, including interest, of $120,279 as of December 31, 2002. The highest outstanding balance in 2002 was $138,903.

        On August 13, 2002, Mr. Michael Sanchez repaid in full two loans and interest that were previously outstanding with the Company. Mr. Sanchez, the Company's Chairman of the Board, had received loans from the Company totaling $1,050,000. The highest outstanding balance in 2002 was $1,072,663.

        On July 3, 2002, in connection with the acquisition of Spectra, the Company loaned Mr. John McLeod, President of the Company's Wealth Management Division, approximately $480,000 (CAD). This loan is secured by the pledge of 100,000 shares of Sanchez common stock. The interest rate on the loan is set at the interest rate as prescribed by the Canadian Customs and Revenue Agency (Base Rate). This rate shall be adjusted quarterly to the extent such Base Rate changes. At the time of the loan the Base Rate was 3%. The current rate is 3%. The loan has a term of three years commencing July 3, 2002 with six semi-annual payments. As of December 31, 2002, the balance was $487,260 (CAD), which was the highest outstanding balance in 2002.

        In accordance with the Sarbanes-Oxley Act of 2002 and the proposed NASDAQ rules, the Company has adopted a policy not to grant any new loans or materially modify or extend any existing loans to officers or directors of the Company and the audit committee must review and approve any related party transactions involving SEC reporting officers.

REPORT OF THE AUDIT COMMITTEE

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2002.

        The Audit Committee is comprised of the directors previously listed on page 8 and operates under a written charter adopted by the Board of Directors (Exhibit A).

        The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimus exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee has delegated authority to a subcommittee consisting of either one of two members of the Audit Committee (named in an Audit Committee resolution) when appropriate, to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such members to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also discussed with KPMG LLP, the Company's independent accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees which includes, among other items, matters related to the conduct of the annual audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board No. 1, which relates to the accountant's independence from the Company and has discussed with KPMG LLP its independence from the Company.

        The committee has reviewed the following information concerning the fees of the independent accountants for the years ended December 31, 2002 and 2001,and have considered whether the provision of these services is compatible with maintaining the independence of the independent accountants:

KPMG LLP	2002	2001
Audit Fees	$96,000	$0
Financial Information Systems Design and Implementation Fees	$0	$0
All Other Fees (primarily related to tax planning, tax preparation and SAS #70 services]	$132,000	$0

Arthur Andersen LLP	2002	2001
Audit Fees	$87,000	$113,000
Financial Information Systems Design and Implementation Fees	$0	$0
All Other Fees (primarily related to tax planning, tax preparation and SAS #70 services]	$65,000	$85,000

        Based upon the review and discussions referred to above, the Audit Committee has recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

By the Audit Committee:

John D. Loewenberg, Chairman
William M. Fenimore, Jr.
Frederick J. Gronbacher
James R. Stojak

Independent Auditors

        The Board has, in accordance with the recommendation of its Audit Committee, chosen the firm of KPMG LLP (KPMG) as independent auditors for the Company. KPMG has served as the Company's independent public accountants since June 27, 2002. Representatives of KPMG are expected to be present, and to be available to respond to appropriate questions, at the Annual Meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

        Effective on June 27, 2002, the Company determined to dismiss its auditors, Arthur Andersen LLP (Arthur Andersen) and to engage the services of KPMG as its new independent auditors. This determination followed the Company's decision to seek proposals from independent accountants to audit the financial statements of the Company and was approved by the Audit Committee of the Board of Directors of the Company.

        Arthur Andersen's reports on the Company's consolidated financial statements for each of fiscal 2000 and fiscal 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        There were no disagreements with Arthur Andersen during the Company's two most recent fiscal years and through June 27, 2002 of any matters of accounting principles or practices, financial statement disclosures, or auditing scope and procedures, which if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the matters in their reports.

        During the Company's two most recent fiscal years and through June 27, 2002, the Company has no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Company provided Arthur Andersen and KPMG with a copy of the foregoing disclosures.

        During the years ended December 31, 2001 and 2000 and through June 27, 2002, the Company did not consult with KPMG with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Exhibit A

AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications, performance and independence, (3) the effectiveness of the Company's internal controls and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

Committee Membership

        The Audit Committee shall consist of no fewer than three members, all of which shall meet the "independence" requirements of NASDAQ and the rules and regulations of the Securities and Exchange Commission (the Commission). The term "independence" shall be as defined by the then current NASDAQ rules and governing laws. At least one member of the Audit Committee shall be a "financial expert" as defined by the Commission within the time prescribed by applicable law or listing standards or the Company will publicly disclose why it does not. All members of the Committee shall be able to read and understand financial statements at the time of their appointment.

        The members of the Audit Committee shall be approved by either the Board or the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

        The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also act by unanimous written consent without a meeting.

Committee Authority and Responsibilities

        The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

        The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimus exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee has delegated authority to a subcommittee consisting of either one of two members of the Audit Committee (named in an Audit Committee resolution) when appropriate, to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such members to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent advisor.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

        In meeting its responsibilities, the Audit Committee shall:

Financial Statement and Disclosure Matters

1.
Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.
Review and discuss with management and the independent auditor, as necessary, the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

3.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

4.
Review and discuss quarterly reports from the independent auditors on:

a.
All critical accounting policies and practices to be used.

b.
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.
Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
5.
Discuss with management the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6.
Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

7.
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

8.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.
Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Auditor

10.
Review and evaluate the lead partner of the independent auditor team.

11.
Obtain and review a report from the independent auditor at least annually regarding: (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

12.
Consider and review with the external auditors:

a.
The adequacy of the Company's internal controls.

b.
Any related significant findings and recommendations of the external auditors together with management's responses thereto.
13.
Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

14.
Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by applicable law or listing standards. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15.
Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

16.
Meet with the independent auditor prior to the audit to discuss the planning, scope and staffing of the audit to assure completeness of coverage, elimination of redundant efforts, and the effective use of audit resources.

17.
Confirm that the Company's external auditors are registered with the Public Company Accounting Oversight Board.

18.
Review an analysis prepared by management and the external auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including an analysis of the effect of alternative GAAP methods on the Company's financial statements and a description of any transactions as to which management obtained Statement on the Auditing Standards No. 50 letters.

Compliance Oversight Responsibilities

19.
Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

20.
Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics (as implemented under applicable law or listing standards). Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics (as implemented under applicable law or listing standards).

21.
Review and approve all related party transactions between the Company and its officers and directors as required by applicable law and listing standards.

22.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

24.
Discuss with the Company's General Counsel any legal or regulatory matters that may have a material impact on the financial statements or the Company's compliance policies.

25.
Ensure inclusion of a report on the audit committee in all proxies and information statements. as required by SEC Final Rule: Audit Committee Disclosure [Release No. 34-42266; File No. S7-22-99].

Limitation of Audit Committee's Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

        The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

40 Valley Stream Parkway
Malvern, PA 19355

Phone: (610) 296-8877
Fax: (610) 296-7371

Internet: www.sanchez.com

DIRECTIONS TO THE DESMOND GREAT VALLEY HOTEL AND CONFERENCE CENTER

One Liberty Boulevard
Malvern, Pennsylvania 19355
(610) 296-9800

From Philadelphia	From Wilmington and Points South (Delaware and Maryland)
Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Route 29/Great Valley Corporate Center exit. At the end of the ramp, proceed straight through the traffic light onto Liberty Boulevard. The hotel is on the right.	Take I-95 North to Route 202 North. Follow Route 202 North to the Route 29 North/Great Valley Corporate Center exit. At the bottom of the ramp, turn right. Turn right onto Route 29 North. Turn right onto Liberty Boulevard, the hotel is on the left.
From South New Jersey	From Harrisburg and Points West
Take I-95 South to Route 322 West. Take Route 322 West to US Route 1 South to Route 202 North. Follow Route 202 North to the Route 29 North/Great Valley Corporate Center exit. At the bottom of the ramp, turn right. Turn right onto Route 29 North. Turn right onto Liberty Boulevard, the hotel is on the left.	Take PA Turnpike East to Exit 24, Valley Forge. Take Route 202 South to the Route 29/Great Valley Corporate Center exit. At the end of the ramp, proceed straight through the traffic light onto Liberty Boulevard. The hotel is on the right.
From Philadelphia Airport	From New York and Points North
Take I-95 South to Route 476 North. Follow Route 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Route 29/Great Valley Corporate Center exit. At the end of the ramp, proceed straight through the traffic light onto Liberty Boulevard. The hotel is on the right.	Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 24, Valley Forge. Take Route 202 South to the Route 29 Great Valley Corporate Center exit. At the end of the ramp, proceed straight through the traffic light onto Liberty Boulevard. The hotel is on the right.

The Board of Directors recommends a vote FOR proposal 1	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1.	ELECTION OF DIRECTORS	Nominees: 01 Michael A. Sanchez, 02 Frank R. Sanchez, 03 Joseph F. Waterman,
04 Lawrence Chimerine, 05 William M. Fenimore, Jr., 06 Frederick J. Gronbacher,
07 Alex W. Hart, 08 Thomas C. Lynch, 09 James R. Stojak, 10 Gary C. Wendt
FOR all nominees Listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
☐	☐

To withhold authority to vote for any individual nominee while voting for the remainder, strike a line through the nominee's name on the list.

Signature	Signature	Date	, 2003

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include your full title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

FOLD AND DETACH HERE

40 Valley Stream Parkway
Malvern, PA 19355

Phone: (610) 296-8877
Fax: (610) 296-7371

For more information about Sanchez, please visit our Web site at:
 www.sanchez.com

If you cannot attend the Annual Meeting of Shareholders in
person, you may listen to the meeting over the Internet through
Vcall, Inc. at: www.vcall.com

Please go to the above mentioned Web site approximately
15 minutes early to register and download any necessary
audio software.

PROXY

SANCHEZ COMPUTER ASSOCIATES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card.
Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you:

•
appoint Michael A. Sanchez, Frank R. Sanchez, or Joseph F. Waterman or any substitutes they may appoint, as proxies to vote your shares, as you have instructed, at the Annual Meeting of Shareholders on May 22, 2003, and at any adjournments of that meeting,
•
authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and
•
revoke any previous proxies you may have signed.

If you do not indicate how you wish to vote, the proxies will vote for all nominees to the Board of Directors, and as they may determine, in their discretion, with regard to any other matter properly presented at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

QuickLinks

QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS Item 1 on Proxy Card
BOARD OF DIRECTORS—ADDITIONAL INFORMATION
BOARD COMMITTEE MEMBERSHIP ROSTER AS OF DECEMBER 31, 2002
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCK PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION Cash and Non-Cash Compensation Paid to Certain Officers
Summary Compensation Table
2002 Stock Option/SAR Grants
2002 Stock Option Exercises and Year-End Stock Option Values
REPORT OF THE AUDIT COMMITTEE
AUDIT COMMITTEE CHARTER
40 Valley Stream Parkway Malvern, PA 19355 Phone: (610) 296-8877 Fax: (610) 296-7371 Internet: www.sanchez.com